Exhibit 99.6

Board of Directors

Emeritus Corporation

3131 Elliott Avenue Suite 500

Seattle, WA 98121

United States

May 22, 2014

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 20, 2014, to the Board of Directors of Emeritus Corporation (“Emeritus”) as Annex H to, and to the reference thereto and to our firm under the headings “Summary — Opinion of Emeritus’ Financial Advisors — Opinion of Moelis & Company LLC”, “The Merger — Background of the Merger”, “The Merger — Emeritus Board of Directors’ Recommendations and Its Reasons for the Merger” and “The Merger — Opinions of Emeritus’ Financial Advisors — Opinion of Moelis & Company LLC” in, the joint proxy statement and prospectus relating to the proposed merger involving Emeritus and Brookdale Senior Living Inc. (“Brookdale”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Brookdale.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MOELIS & COMPANY LLC